EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer
(972) 301-2450
www.remotedynamics.com

Remote Dynamics Regains Compliance with Nasdaq Market Place Rule 4310(c)(4); Listing Now in Good Standing

RICHARDSON, Texas, April 27, 2005 – Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today announced that on April 27, 2005, it received written notice from the Nasdaq Listing Qualifications of the Nasdaq Stock Market that the company had regained compliance with Nasdaq Marketplace Rule 4310(c)(4) as the closing bid price for the company’s common stock had been at $1.00 per share or greater for at least 10 consecutive business days. Thus, the Marketplace Rule 4310(c)(4) non-compliance matter has been closed and the company’s listing on the Nasdaq Small Cap Market is now in good standing.

About Remote Dynamics, Inc.

Remote Dynamics, Inc. [NASDAQ: REDI] provides patented state-of-the-art mobile resource management solutions that contribute to higher customer revenues, enhanced operator efficiency and improved cost control. Combining GPS and wireless telematics with supply chain management, the company’s solutions improve mobile worker productivity through real-time position and route reporting, as well as exception-based reporting that analyzes mobile workforce inefficiencies for operational optimization. Based in the North Texas Telecom Corridor, the company also offers GPS-based fleet management solutions for enterprise customers including SBC Communications, which has approximately 30,000 vehicles using Remote Dynamics tracking solutions. More information about Remote Dynamics is available online at http://www.remotedynamics.com.

“Remote Dynamics,” “REDIview”, “REDIpartner” and their associated logotypes are trademarks and service marks of Remote Dynamics, Inc. © Remote Dynamics, Inc. All rights reserved.

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